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January 24, 2002                            Arthur C. Delibert
                                            202.778.9042
                                            Fax:  202.778.9100
                                            adelibert@kl.com



Legg Mason Light Street Trust, Inc.
100 Light Street
Baltimore, MD  21202


Dear Sir or Madam:

         Legg Mason Light Street Trust, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated August 5, 1998. You have requested our opinion regarding certain matters regarding the issuance of certain Shares of the Corporation. As used in this letter, the term "Shares" means the Primary Class shares, Institutional Class shares and Financial Intermediary Class (each a "Class") shares of common stock of the series known as Legg Mason Classic Valuation Fund registered in Post-Effective Amendment No.8 to the Corporation's Registration Statement. This opinion is valid with respect to a Class only during the time that Post-Effective Amendment No. 8 to the Corporation's Registration Statement is effective and has not been superseded by another post-effective amendment relating to the Shares of that Class.

         We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Corporation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the issuance of the Shares has been duly authorized by the Corporation and that, when sold in accordance with the Corporation's Articles of Incorporation and By-Laws and the terms contemplated by Post-Effective Amendment No. 8 to the Corporation's Registration Statement, the Shares will have been legally issued and will be fully paid and nonassessable by the Corporation.

Legg Mason Light Street Trust, Inc.
January 24, 2002
Page 2


         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 8 to the Corporation's Registration Statement on Form N-1A (File No. 333-61525) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                            Sincerely,

                                            Kirkpatrick & Lockhart LLP
                                            --------------------------
                                            KIRKPATRICK & LOCKHART LLP